Exhibit 10.1
Amended and Restated Breeding Hog Exclusive Sales Agreement
(English Translation)

Party A: Heilongjiang Senyu Animal Husbandry Co., Ltd.
Legal Representative: Shang Zhenyu
Address: 6th floor south, Zonghe Building, Workers' Cultural Palace, Qianjin District, Jiamusi City, Heilongjiang Province.
Telephone:

Party B: Harbin Golden Lotus Inc.
Legal Representative: Li Xinqiang
Address: No.10 Ziyuan Road, Daoli District, Harbin City, Heilongjiang Province.
Telephone:
Whereas, Party B has the capacity and manpower to sell breeding hogs, in order to establish the “Company Base + Farmer” production system of Party A, through friendly negotiation and based on the principal of equality and mutual benefit, regarding Party B exclusively selling Party A’s breeding hogs, Party A and Party B enter into this Agreement as follows and both parties shall abide by this Agreement:

Article 1 The varieties of the breeding hogs that will be sold exclusively by Party B are the Dutch Topigs breeding hog and Canadian Duchangda (duroc × landrace × Large Yorkshire) breeding hog produced by Party A and its subsidiary(s).

Article 2 Party B is granted the exclusive operation right to sell the breeding hogs provided in Article 1 within Heilongjiang province, unless the case which is stipulated in Article 5.2 occurs.  Except the breeding hogs provided in Article 1, Party B shall not sell any breeding hog produced by any other company in any way.

Article 3 The relationship between Party A and Party B is of seller and buyer, of which Party A is the seller and Party B is the buyer.  After buying breeding hogs from Party A, Party B shall sell the breeding hogs in its own name and assume sole responsibility for its profits or losses.

Article 4  Sales Scope of Party B

The Sales scope of Party B is Heilongjiang area.

Article 5  Sales Quantity

In order to ensure the “Company Base + Farmer” system of Party A goes on wheels, the target sales quantity of Party B shall be no less than 10000 breeding hogs per year and 2500 breeding hogs per season, unless Party A cannot provide so many breeding hogs.  Based on the capacity of Party A, the target sales quantity may be adjusted a little higher or lower year by year, and the actual sales quantity shall be settled by the parties through negotiation.
If Party B is not able to sell the exceeding breeding hogs, Party A has the right to enter into sales agreement with other distributors.

Article 6 Supplying Method Accepted by both Party A and Party B

Party B shall confirm in advance the farmers who will buy the breeding hogs and deliver the breeding hogs to the farmers.  Party B shall be responsible for the transport costs.

Article 7 Product Standard: the standard of the breeding hogs for sale is 50—110 kilogram parent generation sows and boars.

Article 8 Price and Payment for Goods

Party A shall provide Party B with the most favorable price.
Party B shall decide the price while the breeding hogs are sold to the farmers based on market price, however, such price shall not exceed 120% of the price Party A provide to Party B.
Party B shall pay off all the payment for goods in advance and in one lump sum.

Article 9 Rights of Party A

(1)	Party A has the right to enquiry Party B the sales situation of the breeding hogs at any time.
(2)	Party A has the right to conduct random inspection regarding the communication situation between Party B and other parties in the “Company Base + Farmer” production system.
(3)	Party A has the right to ask Party B to have qualified technical personnel to take charge of the after service for the breeding hogs and commercial hogs in the “Company Base + Farmer” system.

Obligation of Party A

(1)	Party A shall provide Party B with breeding hogs that reach the standard, promptly after receiving the notification on picking up goods of Party B;
(2)	Party A shall periodically train the technical personnel of Party B on feeding, management and epidemic prevention;
(3)	Party A shall ensure the quality of the breeding hogs sold to Party B;
(4)	After receiving the notification on picking up goods of Party B, Party A shall promptly make response and notify Party B the exact time and place for picking up goods.
(5)	For the convenience of Party B on making sales plan, Party A shall duly communicate with Party B regarding its production situation.
(6)
Party A shall not sell breeding hogs in Heilongjiang area in its own name, in case any party in Heilongjiang area wants to buy breeding hogs from Party A, Party A shall ask such party to contact Party B.

(7)
Within 30 days after the breeding hogs are sold, if any quality problem occurs to the breeding hogs, and after appraisal such quality problem is caused by Party A, Party A shall exchange the breeding hogs without any condition and assume all the expenses; otherwise it shall be assumed by Party B.

Article 10  Rights and Obligations of Party B

Rights of Party B

(1)	Party B has the right to choose the method of after-sale service and arrange technical personnel with its own decision.
(2)	Party B has the right to advertise and promote the hogs sold by it in its own name.

Obligations of Party B

(1)	Party B shall notify Party A the time and quantity regarding picking up goods at least one day before it picks up goods from Party A.
(2)
Party B shall accept the technical training arranged by Party A and duly provide after service for the breeding hogs and commercial hogs in the “Company Base + Farmer” production system as required by Party A.  The after service shall include introduction of knowledge of breeding hog feeding, epidemic prevention, breeding, and etc..

(3)
Party B is obligated to promote the breeding hogs and production system of Party A.  Promptly after Party B sells each breeding hog, it shall make a business contact form and notify Heilongjiang Wangda Fodder Inc., such business contact form shall include the name, address, contact information of the farmer, and the variety, quantity and days of the breeding hog.

(4)	Party B shall report the sales and epidemic prevention situation of the breeding hogs at any time as required by Party A.
(5)	Party B shall pay Party A on time.
(6)	In case any epidemic situation occurs, Party B shall promptly contact Party A, and actively assist Party A to conduct proper measures in order to limit the loss to the minimum.
(7)	Party B shall make sales plan according to the output of breeding hog of Party A in certain period.
(8)
Party A is obligated to assist Party A in supervising the performance situation of the contracts within the breeding system, and shall perform its obligations under the three parties' agreement.  If any other related party within the breeding system breaches the contract or has defect on performing its obligation, Party B is obligated to inform Party A within 24 hours, and shall assist Party A in getting back the leading position of the breeding system and making up the losses.

Article 11  In case Party A or Party B enters into agreement with other related party within the system, such agreement shall be subject to the framework of this agreement and the articles of other agreement shall not violate the articles of this agreement, otherwise it shall be deemed as breach of contract.

Party A and Party B shall communicate the information on breeding hog sales, fodder delivery with other related party within the system.

Article 12  Assume of Risk

(1)
In case of any force majeure, such as earthquake, flood, or war that makes it impossible to perform this agreement and makes damage, Party A and Party B shall take no default liability to the other party.

(2)
In case of market fluctuations, Party B has to sell the breeding hogs in a price lower than the market price in order to fulfill the sales plan, the part that lower than the market price shall be assumed by Party B.

(3)
When the breeding hogs are transferred to the transportation trucks of Party B, Party B shall duly examine the breeding hogs, after examination, the breeding hogs shall be deemed as has been delivered.  If after appraisal, the disease or death of any breeding hog is caused by the potential index that existed before the breeding hog comes out from sty, such losses shall be taken by Party A.  Otherwise all the risks after delivery shall be assumed by Party B.

Article 13  Default Liability

(1)
If Party B fails to achieve the sales plan, the outstanding part shall be added up to the sales task of next period and Party B shall pay Party A 20% of the agreed sales amount of the given season as penalty.

(2)
If Party A fails to provide qualified breeding hogs or Party B fails to pay Party A in time, it shall also be deemed as default, the default party shall pay the other party 20% of the default part as penalty.

Article 14  Confidentiality

Party A and Party B shall not disclose to any third party outside the breeding system any information herein or hereunder.  If the interest of any party is injured by such disclosure, such party has the right to ask the other party who disclose the trade secret to assume economy liability.

Article 15  Amendment of Contract

Neither party of this agreement may unilaterally amend the content of this agreement.  Any unsettled matters shall be negotiated by the parties, and the parties may enter into a written supplementary agreement.  If the supplementary agreement is different with this agreement, the supplementary agreement shall prevail.  However, before the supplementary is entered into, the articles of this agreement shall prevail.

Article 16  This agreement shall be terminated upon the occurrence of any of the following situation:

(1)	After negotiation, the parties decide to terminate this agreement;
(2)	This agreement comes into maturity and expires.
(3)	Any force majeure that makes the purpose of this agreement cannot be achieved.
(4)	The “Company Base + Farmer” operation mode cannot satisfy the needs of the market, and the operation cannot be continued under such mode.

Article 17  This agreement shall be terminated upon the occurrence of any of the following situation:
(1)
Fundamental breach of contract by one party, which makes the purpose of this agreement cannot be achieved; or negligently causing serious accident which makes the other party has sufficient reason to believe that the accident party is not able to perform this agreement;

(2)	Default of the other related party to any party of this agreement, and such party of this agreement is not able to continue performing this agreement;
(3)	Emergency events that cause the parties lose the basis of cooperation.

Article 18  Assignment of Contract

Party A and Party B promise they will not assign part or all of their rights or obligations under this agreement to any third party.

Article 19

During the performance of this agreement, if there is any dispute on any articles or the performance of this agreement, the dispute shall be settled by the parties through friendly negotiation.  If the dispute cannot be settled through negotiation, such dispute shall be submitted to the court where this agreement is entered into.  This agreement is entered into in Jiamusi City, Heilongjiang Province.

Article 20 This agreement shall be an indefinite period agreement.

Article 21 This agreement shall have four original copies and each party shall severally hold two original copies.  Each copy shall have the same force.  The annexes of this agreement shall be an integral part of this agreement and shall have the same legal force with this agreement.  This agreement shall come into effect upon signatures and stamps of both parties.

Party A: Heilongjiang Senyu Animal Husbandry Co., Ltd.

(Signature and stamp)

Signing Date:

Party B: Harbin Golden Lotus Inc.

(Signature and stamp)

Signing Date: